Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                  This AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (the "Amendment") is made this 25 day of June, 1999 by and between CRESTLINE CAPITAL CORPORATION, a Maryland corporation (the "Company") and THE BANK OF NEW YORK (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement, dated as of December 14, 1998 (the "Rights Agreement").

                  WHEREAS, the Company has determined that the Rights Agreement should be amended to correct and supplement certain provisions which are defective and/or inconsistent with other provisions in the Rights Agreement.

                  WHEREAS, the Company has determined that it is necessary and desirable to supplement and amend the Rights Agreement.

                  WHEREAS, the Company has determined that this Amendment does not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of any such Person) (as such terms are defined in the Rights Agreement).

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock (as defined in the Rights Agreement).

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements made in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Defined Terms. Terms defined in the Rights Agreement and used herein shall have the meanings given to them in the Rights Agreement.

2.               Amendments to Section 1.

                  (a) Section 1(a) of the Rights Agreement is amended by deleting the number "20" in every instance that it appears and substituting in its place in every instance the number "10".

                  (b) Section 1(a)(i) of the Rights Agreement is amended by deleting the phrase "Host Marriott Corporation, a Delaware corporation and the parent of the Company ("Host Marriott")" and substituting in its place "any Person that on the date of the Amendment is a Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, provided, however, that such Person shall nonetheless become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional share of Common Stock".

                  (c) Section 1(k) of the Rights Agreement is amended by deleting the number "20" and substituting in its place the number "10".

                  (d) Section 1(o) of the Rights Agreement is amended by deleting the phrase "and (iv) shares of Common Stock acquired by such Person as a result of such Person becoming a Beneficial Owner (without giving effect to the last sentence of Section 1(e)) pursuant solely to clauses (ii) or (iii) of Section 1(e) by any other Person".

                  (e) Section 1 of the Rights Agreement is amended to add the following provision at the end thereof:

                           "(nn) "Host Marriott" shall mean Host Marriott
Corporation, a Delaware corporation."

3. Amendment to Section 11. Section 11(p) of the Rights Agreement is amended by deleting the phrase "Corporation, a Delaware corporation."

4. Amendment to Section 23. Section 23 of the Rights Agreement is amended by deleting the phrase "10% or less" and substituting in its place "less than 10%".

5. Amendment to Section 26. Section 26 of the Rights Agreement is amended by deleting the phrase "10400 Fernwood Road" and substituting in its place with "6600 Rockledge Drive".

6. Exhibits. The Summary of Rights attached as Exhibit B to the Rights Agreement is amended by deleting the existing Exhibit B and substituting in its place the Exhibit B attached hereto. The Rights Certificate attached as Exhibit C to the Rights Agreement is amended by deleting the existing Rights Certificate in Exhibit C and substituting in its place the Rights Certificate attached hereto.

7. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates.

8. Descriptive Headings. Descriptive headings of the sections in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Effectiveness. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

10. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes be governed by and construed in accordance with laws of such State. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures on or on behalf of all of the parties.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


ATTEST:                                     CRESTLINE CAPITAL CORPORATION


By:  /s/ Tracy M.J. Colden                  By:  /s/ Bruce D. Wardinski
--------------------------                  ---------------------------
Name:  Tracy M.J. Colden                    Name:  Bruce D. Wardinski
Title:    Secretary                         Title:    President and Chief
                                                         Executive Officer

ATTEST:                                     THE BANK OF NEW YORK


By:  /s/ John I. Sivertsen                  By:  /s/ Ralph Chianese
--------------------------                  ---------------------------
Name:    John I. Sivertsen                            Name:  Ralph Chianese
Title:     Vice President                   Title:    Vice President

                                    EXHIBIT B

                          SUMMARY OF RIGHTS TO PURCHASE
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK


                  On December 11, 1998, the Board of Directors of CRESTLINE CAPITAL CORPORATION (the "Company") declared effective on December 14, 1998 a dividend distribution of one right ("Right") for each outstanding share of common stock (the "Common Stock") of the Company. The distribution is payable to stockholders of record on December 15, 1998. Each Right, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Preferred Stock") at a price of $65.00 per one one-thousandth share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of December 14, 1998 and amended as of June 25, 1999 (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

                  Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding, and no separate certificates evidencing the Rights will be distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates (as defined below) will occur upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") (except for stockholders who owned 10% or more of the outstanding shares of Common Stock as of June 25, 1999 when the Rights Agreement was amended) or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 10% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"). In addition, the Rights Agreement contains exceptions for acquisitions by (i) the Company,
(ii) any subsidiary of the Company and (iii) any employee benefit plan of the Company or any subsidiary of the Company or any person holding shares of Common Stock for or pursuant to the terms of any such benefit plan. For purposes of the Rights Agreement, a person shall not be deemed to beneficially own "Exempt Shares" which include (i) shares of Common Stock that are received pursuant to the distribution by Host Marriott Corporation (the "Distribution") of the shares of Common Stock of the Company to the holders of shares of common stock, par value $1.00 per share of Host Marriott Corporation ("HM Common Stock") held of record on the record date fixed for the distribution, provided that such shares of HM Common Stock were beneficially owned by such person on February 3, 1989, and owned continuously thereafter until the Distribution; (ii) certain shares of Common Stock which were acquired by a person pursuant to a gift, bequest, inheritance or distribution from a trust or from a corporation controlled by such person where such shares of Common Stock were Exempt Shares immediately prior to such acquisition; and (iii) certain shares of Common Stock which were acquired by a person as a result of a stock dividend, stock distribution or recapitalization, in respect of Exempt Shares only.

                  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates, and will be transferred with and only with the Common Stock certificates, (ii) new Common Stock certificates issued after December 15, 1998 upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

                  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 13, 2008, unless earlier redeemed or exchanged by the Company as described below. The Rights will not be exercisable by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights has not been obtained or is not obtainable.

                  As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

                  In the event that a Person becomes the beneficial owner of 10% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Board of Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will, after the end of a redemption period referred to below, have the right (subject to the ownership limit and the other ownership restrictions contained in the Company's Articles of Incorporation) to exercise the Right by purchasing, for an amount equal to the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount. Notwithstanding any of the foregoing, following the occurrence of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.


                  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall, after the expiration of the redemption period referred to below, have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

                  At any time after a person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

                  The Purchase Price payable, and the number of one one-thousandths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

                  In general, the Board of Directors of the Company, may cause the Company to redeem the Rights in whole, but not in part, at any time during the period commencing on December 14, 1998, and ending on the tenth day following the Stock Acquisition Date, as such period may be extended or shortened by the Board of Directors (the "Redemption Period") at a price of $.005 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights will require the concurrence of two-thirds of the Board of Directors. After the Redemption Period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be subject to federal taxation to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

                                      * * *

                               Rights Certificate
                          CRESTLINE CAPITAL CORPORATION

                  This certifies that , or its registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of December 14, 1998 and amended as of June 25, 1999 (the "Rights Agreement"), between CRESTLINE CAPITAL CORPORATION, a Maryland corporation (the "Company"), and THE BANK OF NEW YORK (the "Rights Agent"), to purchase from the Company at any time prior to ____________ __, ____ at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock") of the Company, at a purchase price of $_____ per one one-thousandth share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of ____________ __, ____, based on the Preferred Stock as constituted at such date, and are subject to adjustment upon the happening of certain events as provided in the Rights Agreement.

                  From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, the Rights evidenced by this Rights Certificate beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Person (as such terms are defined in the Rights Agreement), which the Board of Directors, in their sole discretion, determine is or was involved in or caused or facilitated, directly or indirectly (including through any change in the Board), such Section 11(a)(ii) Event, (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, concurrently with or after such transfer, became an Acquiring Person or an Affiliate or Associate of an Acquiring Person shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

                  The Rights evidenced by this Rights Certificate shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable.

                  As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities, which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).

                  This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

                  This Rights Certificate, with or without other Rights Certificates, upon surrender at the office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-thousandths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

                  Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.005 per Right at any time prior to the earlier of the close of business on (i) the tenth day following the Stock Acquisition Date (as such time period may be changed in the discretion of the Board of Directors pursuant to the Rights Agreement), and (ii) the Final Expiration Date (as defined in the Rights Agreement). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of two-thirds of the Board of Directors. After the expiration of the redemption period, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company, and such reinstatement is approved by the Company's Board of Directors.

                  At any time after a person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

                  No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

                  No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

                 This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

                 WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.


Dated as of ____________ __, ____


ATTEST:                                     CRESTLINE CAPITAL CORPORATION


By:________________________                 By:__________________________
     Name:                                  Name:
     Title:                                 Title:


COUNTERSIGNED:


THE BANK OF NEW YORK


By:________________________
     Name:
     Title:
                                       -5-